UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

April 10, 2007

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027

(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (713) 860-1500

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            On April 11, 2007, Integrated Electrical Services, Inc. (the “Company”) and David A. Miller entered into a Separation and Transition Agreement (the “Separation Agreement”) pursuant to which Mr. Miller’s services as the Chief Financial Officer of the Company were terminated. Mr. Miller will remain as a Senior Vice President of the Company until the termination of his employment on May 31, 2007 and thereafter he will provide up to 16 hours of transition services per month until December 31, 2007. Pursuant to the Separation Agreement, Mr. Miller will receive an incentive payment of $91,666.66 within 10 days following May 31, 2007 and in exchange for providing transition services, Mr. Miller will received $2,000 per month and 4,000 shares of restricted common stock of the Company under the Company’s 2006 Equity Incentive Plan (the “Equity Plan”), which shares will vest on December 31, 2007 if Mr. Miller fulfills his obligation to provide transition services. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is incorporated herein by reference and attached hereto as Exhibit 10.1.

(c)            On April 10, 2007, the Company appointed Raymond Guba as Senior Vice President and Chief Financial Officer of the Company. Mr. Guba, age 47, served from 2005 to 2006 as the Chief Financial Officer of Kraton Polymers, a global chemical company. From 1986 to 2005, Mr. Guba held numerous management positions at General Electric, most recently as Chief Financial Officer, I&FS Division of GE Energy, a global business that installs, upgrades and services power generation equipment.

On April 10, 2007, the Company entered into an Employment Agreement with Mr. Guba (the “Employment Agreement”). The Employment Agreement provides that Mr. Guba shall commence employment with the Company on April 10, 2007 (the “Effective Date”). The Employment Agreement has no definitive employment term and may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Mr. Guba. Pursuant to the Employment Agreement, Mr. Guba will serve as a Senior Vice President and Chief Financial Officer of the Company.

The Employment Agreement provides for (i) an annual base salary of $350,000 per year (which may be increased in the sole discretion of the Company’s Compensation Committee), (ii) an annual bonus (the “Annual Bonus”) with a target annual bonus opportunity of 50% of annual base salary (the “Annual Bonus Opportunity”) and (iii) a signing bonus of $50,000. On the Effective Date, Mr. Guba received a grant of 20,000 restricted shares of the Company’s common stock (“Restricted Shares”) under the Equity Plan, which vests one-third on each of the first, second and third anniversaries of the Effective Date. The terms of the Restricted Shares shall be governed by the Equity Plan and the award agreement to be executed on the Effective Date.

If Mr. Guba terminates for Good Reason (as defined in the Employment Agreement) or if he is terminated by the Company without Cause (as defined in the Employment Agreement) or if within two years following the Effective Date a Change in Control (as defined in the Employment Agreement) occurs and Mr. Guba terminates his employment on such Change in

Control, he is entitled to receive: (i) continued payment of base salary then in effect for 12 months immediately following the date of such termination, (ii) the greater of (x) a pro rata portion of his Annual Bonus Opportunity for the fiscal year in which such termination occurs or (y) the most recent Annual Bonus awarded to him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve (12) months immediately following the date of such termination or until Mr. Guba obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

If Mr. Guba terminates for Good Reason or if he is terminated by the Company without Cause within twelve months following a Change in Control, he is entitled to receive: (i) continued payment of base salary then in effect for 24 months immediately following the date of such termination, (ii) two times the most recent Annual Bonus awarded to him, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services for twelve (12) months immediately following the date of such termination or until Mr. Guba obtains comparable employment, whichever is shorter and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan.

Mr. Guba is subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company with Cause or if Mr. Guba resigns without Good Reason) following the termination of his employment. Mr. Guba is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is incorporated herein by reference and attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements And Exhibits

(d)	Exhibits.
Exhibit Number	Description
10.1	Separation and Transition Agreement between the Company and David A. Miller dated April 11, 2007
10.2	Employment Agreement between the Company and Raymond Guba dated April 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By: _/s/ Curt L. Warnock____________________

Curt L. Warnock

Senior Vice President and General Counsel

Date: April 13, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation and Transition Agreement between the Company and David A. Miller dated April 11, 2007
10.2	Employment Agreement between the Company and Raymond Guba dated April 10, 2007